April 17, 2024

Re: Prospectus Supplement Filed Pursuant to Rule 424(b)(5)

We hereby consent to the references to our opinion under the heading "Certain Canadian Federal Income Tax Considerations"  and to the references of our firm name in the prospectus supplement of Lithium Americas Corp. (the "Company") dated April 17, 2024 filed pursuant to Rule 424(b)(5) of the United States Securities Act of 1933, as amended (the "Securities Act"), which forms part of the Registration Statement on Form F-3, as amended, filed by the Company with the United States Securities and Exchange Commission (File No. 333-274883).

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act or the rules and regulations promulgated thereunder.

Yours truly,

(Signed) "Blake, Cassels & Graydon LLP"

Blake, Cassels & Graydon LLP